Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of our report dated April 15, 2026, which includes an explanatory paragraph relating to Constellation Acquisition Corp I’s ability to continue as a going concern, relating to the financial statements of Constellation Acquisition Corp I as of December 31, 2025 and 2024 and for the years then ended, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 12, 2026